THERMO FISHER SCIENTIFIC INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

1.Purpose.
The purpose of this Amended and Restated 2013 Stock Incentive Plan, as may be further amended from time to time (the “Plan”), of Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders.
2.Eligibility.
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the U.S. Securities Act of 1933 (the “Securities Act”), or any successor form) are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an award under the Plan is deemed a “Participant”. For purposes of the foregoing, “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended (“Parents” and “Subsidiaries”), and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest (“Affiliate”) as determined by the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, Nonstatutory Stock Options (as defined below) and SARs may not be granted to service providers of a Parent unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code or unless such Awards otherwise comply with the distribution requirements of Section 409A of the Code.
3.Administration and Delegation.
(a)Administration. The Plan will be administered by the Board. The Board shall have authority to determine from time to time all matters concerning the grant of Awards under the Plan and to establish, amend and revoke such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Administrator” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
(c)Delegation to Officers. To the extent permitted by applicable law (including, as applicable, rules and regulations of any securities exchange or inter dealer quotation system on which the securities of the Company are listed or traded), the Board or the Committee may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of Awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such officers, (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) for which such Awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act), or to a member of the Board.
(d)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.
4.Stock Available for Awards and Vesting Requirements.
(a)Number of Shares; Share Counting.
(1)Authorized Number of Shares. An aggregate of 7,000,000 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) shall be added to the 22,000,000 shares of Common Stock originally approved for issuance under the Plan, such that subject to adjustment under Section 9, Awards may be made under the Plan for up to 29,000,000 shares of Common Stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. All of such shares may be granted as Incentive Stock Options.
(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sub-limit contained in Section 4(b)(2), to the extent that shares of Common Stock subject to an Award granted under the Plan are not issued or delivered by reason of (A) the expiration, termination, cancellation or forfeiture of such Award (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right); (B) the settlement of such Award (or a portion thereof) in cash; or (C) the conversion of such shares of Common Stock to shares of another entity in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, then such shares of Common Stock shall again be available under this Plan. Notwithstanding anything to the contrary herein, the following shares of Common Stock shall not be added to the shares authorized for grant under this Section 4(a)(2) and shall not be available for future grants of Awards under the Plan: (i) shares tendered by an optionee or withheld by the Company in payment of the exercise price of an Option; (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) shares of Common Stock subject to SARs that are not issued in connection with the stock settlement of the SARs on exercise thereof; and (iv) shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. For purposes of the foregoing, in the case of a SAR granted in tandem with an Option, as described in Section 6(b)(1) below (a “Tandem SAR”), only the shares of Common Stock covered by the Option, and not the shares of Common Stock covered by the Tandem SAR, shall be counted against the shares of Common Stock available for issuance under the Plan and only such Option shares shall become available for grant under the Plan upon the expiration or termination of the Tandem SAR; provided, however, that the expiration of a Tandem SAR in connection with the exercise of its related Option or the expiration of an Option in connection with the exercise of its Tandem SAR will not restore shares to the Plan. The payment of dividend equivalents in cash shall not be counted against the shares of Common Stock available for issuance under the Plan. Notwithstanding the provisions of this Section 4(a)(2), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(b)Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:
(1)Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year.
(2)Limit on Awards other than Options and SARS. The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be 11,000,000.
(3)Limit on Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a director of the Company who is not an employee (“Non-Employee Director”), the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in shares of Common Stock and the maximum cash value of any other Award granted under the Plan to an individual as compensation for services as a Non-Employee Director, together with cash compensation paid to such Non-Employee Director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed USD 800,000. For avoidance of doubt, (i) amounts paid to a Non-Employee Director as a reimbursement of an expense will not count against the foregoing limit, (ii) the foregoing limit will not apply to cash or Awards granted to a Non-Employee Director in any capacity other than as a member of the Company’s Board, and (iii) compensation will count towards this limit for the calendar year in which it was granted or earned, and not later when distributed, in the event it is deferred (including deferrals in the form of Other Stock-Based Awards pursuant to Section 8 and the Thermo Fisher Scientific Inc. Deferred Compensation Plan for Directors or any successor plan (the “Director Plan”)). The foregoing limit may not be increased without the approval of the stockholders of the Company.
(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity or as otherwise permitted under applicable stock exchange rules, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof (“Substitute Awards”). Substitute Awards may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sub-limit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.
5.Stock Options.
(a)General. The Administrator may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”
(b)Incentive Stock Options. An Option that the Administrator intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Thermo Fisher Scientific Inc., any of Thermo Fisher Scientific Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. If the Fair Market Value (as defined below) of shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year exceeds USD 100,000, the Options for the first USD 100,000 worth of shares to become exercisable in that calendar year will be Incentive Stock Options, and the Options for the shares with a Fair Market Value in excess of USD 100,000 that become exercisable in that calendar year will be Nonstatutory Stock Options. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Administrator, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.
(c)Exercise Price. The Administrator shall establish the exercise price of each Option or the formula by which such exercise price shall be determined. The exercise price shall be specified in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value on the date the Option is granted; provided that if the Administrator approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the exercise price may be less than the Fair Market Value per share on the date the Option is granted, provided that such exercise price is determined in accordance with the applicable requirements of Section 424 and Section 409A of the Code.
(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
(e)Exercise of Option. Options may be exercised by delivery to the Company or its designee of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f)Payment Upon Exercise. Shares of Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)in cash or by check, payable to the order of the Company;
(2)except as may otherwise be provided in the applicable option agreement by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)to the extent provided for in the applicable option agreement or approved by the Administrator, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Administrator (“Fair Market Value”), provided (A) such method of payment is then permitted under applicable law; (B) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Administrator in its discretion; and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Administrator, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (A) the number of shares underlying the portion of the Option being exercised, less (B) such number of shares as is equal to (i) the aggregate exercise price for the portion of the Option being exercised divided by (ii) the Fair Market Value on the date of exercise;
(5)to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Administrator, in its sole discretion, by payment of such other lawful consideration as the Administrator may determine; or

(6)by any combination of the above permitted forms of payment.
(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9); (2) the Administrator may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option; (3) the Administrator may not cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value; and (4) the Administrator may not take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange (“NYSE”).
(h)No Reload Rights. No Option granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional Options in connection with any exercise of the original Option.
6.Stock Appreciation Rights.
(a)General. The Administrator may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Administrator) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date.
(b)Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.
(1)Tandem Awards. When SARs are expressly granted in tandem with Options, (A) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Administrator in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (B) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Administrator in connection with a Reorganization Event or a Change in Control Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (C) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (D) the SAR will be transferable only with the related Option.

(2)Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Administrator may specify in the SAR agreement.

(c)Exercise Price. The Administrator shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Administrator approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the purchase price per share of the shares of Common Stock subject to such SAR may be less than the Fair Market Value per share on the date of grant; provided that the purchase price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.
(d)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(e)Exercise of SARs. SARs may be exercised by delivery to the Company or its designee of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Company.
(f)Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9); (2) the Administrator may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR; (3) the Administrator may not cancel in exchange for a cash payment any outstanding SAR with a grant price per share above the then-current Fair Market Value; and (4) the Administrator may not take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.
(g)No Reload Rights. No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with any exercise of the original SAR.
7.Restricted Stock; Restricted Stock Units.
(a)General. The Administrator may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Administrator in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. Instead of granting Awards for Restricted Stock, the Administrator may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or such later time on or after such Award vests as may be specified in such

Award (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
(b)Terms and Conditions for All Restricted Stock Awards. The Administrator shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c)Additional Provisions Relating to Restricted Stock.
(1)Dividends. Subject to Section 11(d) of this Plan, Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares. Unless otherwise provided by the Administrator, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(2)Stock Certificates. The Company may require that shares issued in respect of Restricted Stock be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions, or alternatively, that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Company, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.
(d)Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Administrator may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Code Section 409A.
(e)Deferred Delivery of Shares. The Administrator may, at the time any Restricted Stock Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Administrator shall specify in a manner that complies with Code Section 409A.
8.Other Stock-Based Awards.
(a)General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation (or deferred compensation) to which a Participant is otherwise entitled, including fees deferred under the Director Plan. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Administrator shall determine.
(b)Terms and Conditions. Subject to the provisions of the Plan, the Administrator shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
9.Adjustments for Changes in Common Stock and Certain Other Events.
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the sub-limits and share counting rules set forth in Sections 4(a) and 4(b), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the share and per-share provisions and the exercise price of each SAR, (5) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (6) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Administrator. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b)Reorganization and Change in Control Events.
(1)Definitions.
(A)A “Reorganization Event” shall mean:
(i)any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;
(ii)any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or
(iii)any complete liquidation or dissolution of the Company.
(B)A “Change in Control Event” shall mean:

(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (I) any acquisition directly by the Company; (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (III) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or
(ii)such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(iii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the

Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors.
(C)“Cause” shall have the meaning set forth in the Participant’s employment or other agreement with the Company or an applicable Parent, Subsidiary or Affiliate, provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean:
(i)the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or the applicable Parent, Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company or the applicable Parent, Subsidiary or Affiliate that specifically identifies the alleged manner in which the Participant has not substantially performed the Participant’s duties; or
(ii)the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or the applicable Parent, Subsidiary or Affiliate.
For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or the applicable Parent, Subsidiary or Affiliate.
(D)“Good Reason” shall have the meaning set forth in the Participant’s employment, change in control, or other agreement with the Company or an applicable Parent, Subsidiary or Affiliate (“Individual Agreement”), provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Good Reason, then Good Reason shall mean the occurrence, on or after a Change in Control Event and without the affected Participant’s written consent, of any of the events or circumstances set forth in clauses (i) through (vii) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless, prior to the effective date of an employment termination (“Date of Termination”) the Participant has provided written notice to the Company or the applicable Parent, Subsidiary or Affiliate of not less than 15 days identifying the reason for the Participant’s planned departure (“Notice of Termination”); provided, however, that if the event or circumstance identified by the Participant has been fully corrected and the Participant has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company or the applicable Parent, Subsidiary or Affiliate shall only apply to the first Notice of Termination for Good Reason given by the Participant), the Participant shall not be deemed to have Good Reason for termination under the Plan.
(i)the assignment to the Participant of duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (I) the Change in Control Event; (II) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control Event; or (III) the date of the adoption by the Administrator of a resolution providing for the Change in Control Event (with the earliest to occur of such dates referred to herein as the “Measurement Date”) or a material diminution in such position, authority or responsibilities;
(ii)a material reduction in the Participant’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;
(iii)the failure by the Company or the applicable Parent, Subsidiary or Affiliate to (I) continue in effect any material compensation or benefit plan or program, including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy, in which the Participant participates or which is applicable to the Participant immediately prior to the Measurement Date (a “Benefit Plan”), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program; (II) continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the Measurement Date; (III) award cash bonuses to the Participant in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance; or (IV) continue to provide any material fringe benefit enjoyed by Participant immediately prior to the Measurement Date;
(iv)a change by the Company or the applicable Parent, Subsidiary or Affiliate in the location at which the Participant performs the Participant’s principal duties to a new location that is both (I) outside a radius of 50 miles from the Participant’s principal residence immediately prior to the Measurement Date; and (II) more than 30 miles from the location at which the Participant performed the Participant’s principal duties for the Company or the applicable Parent, Subsidiary or Affiliate immediately prior to the Measurement Date; or a requirement by the Company or the applicable Parent, Subsidiary or Affiliate that the Participant travel on business to a substantially greater extent than required immediately prior to the Measurement Date;
(v)the failure of the Company or the applicable Parent, Subsidiary or Affiliate to obtain the agreement from any successor to the Company to assume and agree to perform the Participant’s Individual Agreement;
(vi)a purported termination of the Participant’s employment which is not effected in accordance with the Participant’s Individual Agreement; or
(vii)any failure of the Company or the applicable Parent, Subsidiary or Affiliate to pay or provide to the Participant any portion of the Participant’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company or the applicable Parent, Subsidiary or Affiliate of any Individual Agreement.
The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.

(2)Effect of Reorganization Event on Options. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Administrator shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Administrator) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event. Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Administrator may take any one or more of the following actions as to all or any (or any portion of) outstanding Options on such terms as the Administrator determines: (A) upon written notice to a Participant, provide that the Participant’s unexercised Options will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice; (B) provide that outstanding Options shall become exercisable, realizable, or deliverable, or restrictions applicable to an Option shall lapse, in whole or in part prior to or upon such Reorganization Event; (C) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (i) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options (if the exercise price does not exceed the Acquisition Price) over (ii) the aggregate exercise price of all such outstanding Options and any applicable tax withholdings, in exchange for the termination of such Options; (D) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and (E) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Administrator shall not be obligated by the Plan to treat all Options, all Options held by a Participant, or all Options of the same type, identically. In the event of a Reorganization Event that does not also constitute a Change in Control Event, then to the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (i) shall lapse at the same rate as the Option would have become exercisable under its terms and (ii) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph. The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.
(3)Effect of Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Administrator determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.
(4)Effect of Reorganization Event on Stock Appreciation Rights and Other Stock-Based Awards. The Administrator may specify in an Award at the time of the grant the effect of a Reorganization Event on any SAR and Other Stock-Based Award.
(5)Effect of Change in Control Event on Awards.
(A)Unless otherwise determined by the Administrator at the time of the grant or evidenced in an applicable instrument evidencing an Award or employment or other agreement, in the event that a Participant’s employment or service is terminated by the Company without Cause or by the Participant for Good Reason, in each case within eighteen (18) months following a Change in Control Event:
(i)any Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable and all outstanding Awards shall remain exercisable for one (1) year following such date of termination of employment or service but in no event beyond the original term of the Award and shall thereafter terminate; and
(ii)the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any Award other than an Award described in (i) shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be achieved at the higher of (x) the target level for the applicable performance period or (y) the level of achievement of such performance conditions for the most recently concluded performance period.
(B)Notwithstanding subparagraph (A) of this Section 9(b)(5), upon a Change in Control Event, the Administrator shall have the discretion to:
(i)accelerate the vesting or payment of any Award effective immediately upon the occurrence of a Change in Control Event; or
(ii)convert the vesting of performance-based Awards to a time-based vesting schedule as deemed appropriate by the Administrator;

in each case only to the extent that such action would not cause any Award to result in deferred compensation that is subject to the additional twenty percent (20%) tax under Section 409A of the Code.
(6)Director Plan Awards. Notwithstanding the provisions of this Section 9, in connection with a “Change in Control” (as defined in the Director Plan) the treatment of Awards subject to the Director Plan shall be governed by the terms of the Director Plan.
10.General Provisions Applicable to Awards.
(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Administrator may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act, provided that Incentive Stock Options and Awards that are subject to Section 409A of the Code may be transferable only to the extent permitted by the Code; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.
(b)Documentation. Each Award shall be evidenced on such form, and containing such terms and conditions, as the Administrator shall determine and shall be delivered in such manner as the Company shall determine, including in writing, electronically or otherwise. The Award may be in the form of an agreement signed by the Company and the Participant or a written or electronic confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)Administrator Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Administrator need not treat Participants uniformly.
(d)Termination of Status. The Administrator shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.
(e)Withholding of Tax-Related Items. The Participant must satisfy all applicable U.S. or non-U.S. federal, state, and local taxes, as well as any social insurance or social security contributions and any other applicable taxes or charges which may be required to be withheld or paid in connection with such award (collectively, “Tax-Related Items”) before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any Tax-Related Items withholding obligations of the Company or a Parent, Subsidiary or Affiliate, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Further, to the extent permitted by the terms of an Award agreement, the Company may, in its sole discretion, satisfy any Tax-Related Items withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board; or (vi) by such other method as may be set forth in the Award agreement.
(f)Amendment of Award. Except as otherwise provided in Section 5(g) and Section 6(f) with respect to repricings or Section 11(g) with respect to actions requiring stockholder approval, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (1) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan; (2) the change is permitted under Section 9 hereof; or (3) the Administrator determines that the amendment, modification or termination of the Award is necessary to facilitate compliance with applicable law.
(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company; (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h)Acceleration. The Administrator may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
(i)Performance Awards.
(1)Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”).

(2)Performance Measures. The granting, payment and/or vesting of Performance Awards may be based on any one or more of the performance measures detailed below or on such other performance measures or criteria as selected by the Board or Committee, in its discretion which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board or Committee: (A) earnings per share, (B) earnings, (C) earnings growth, (D) earnings before interest, taxes and amortization (EBITA), (E) operating income, (F) operating margins, (G) revenues, (H) expenses, (I) stock price, (J) market share, (K) charge offs, (L) reductions in non- performing assets, (M) return on sales, assets, equity or investment, (N) regulatory compliance, (O) satisfactory internal or external audits, (P) improvement of financial ratings, (Q) achievement of balance sheet or income statement objectives, (R) net cash provided from continuing operations, (S) stock price appreciation, (T) total stockholder return, (U) cost control, (V) strategic initiatives, (W) net operating profit after tax, (X) pre-tax or after-tax income, (Y) cash flow or (Z) environmental, social and governance criteria, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board or Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items and any other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) the cumulative effects of changes in accounting principles, (v) the write down of any asset, (vi) charges for restructuring and rationalization programs, (vii) other non-cash charges or items, (viii) gains or losses related to financing activities, (ix) the effect of acquisitions, or (x) gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. Such performance measures: (I) may vary by Participant and may be different for different Awards; and (II) may be particular to a Participant or the department, branch, line of business, subsidiary or Board or other unit in which the Participant works and may cover such period as may be specified by the Committee.
(3)Outstanding Qualified Performance-Based Awards. All provisions of the Plan governing Outstanding Qualified Performance-Based Awards that were in effect prior to the Effective Date of the Plan shall continue in effect with respect to Outstanding Qualified Performance-Based Awards, notwithstanding the elimination of such provisions from the Plan as of the Effective Date. Further, the amendment or restatement of the Plan as of the Effective Date shall not affect the terms and conditions of any Outstanding Qualified Performance Based-Award or any other award that the Company intends to qualify for grandfathering under P.L. 115-97, Section 13601(e)(2), to the extent that it would result in a material modification of such award within the meaning of such Section 13601(e)(2). For purposes of this Section 10(i)(4), “Outstanding Qualified Performance-Based Award” means any award granted prior to the Effective Date that is outstanding as of the Effective Date and that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, as in effect prior to its amendment by the U.S. Tax Cuts and Jobs Act, P.L. 115-97.
11.Miscellaneous.
(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The

Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)Recoupment of Awards. The Administrator may provide in the terms of an applicable Award that the Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any share of Common Stock underlying the Award) may be subject to recoupment as required by any clawback policy implemented by the Company or by the applicable provisions of any law (including without limitation Section 10D of the Exchange Act), government regulation or stock exchange listing requirement. No recovery of compensation under such a clawback policy or applicable law will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company, or a Parent, Subsidiary or Affiliate.
(c)Treatment of Fractional Share Issuance. The treatment of fractional shares, including in connection with vesting or issuance of shares of Common Stock pursuant to an Award, or in connection with the satisfaction of Tax-Related Items, and including any rounding conventions or requirements, shall be subject to such administrative rules, uniformly administered, as the Administrator and Plan’s stock plan administrator shall from time to time determine.
(d)Dividend Equivalents and Dividends. An amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”), may be granted by the Administrator, either alone or in tandem with another Award (other than an Option or SAR), based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall be paid out to the Participant only to the extent that the vesting conditions are subsequently satisfied and the Award vests and in no event may any Award provide for a Participant’s receipt of any other dividends prior to the vesting of such Award.
(e)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder, including voting rights, with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.
(f)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date. Further, no Incentive Stock Option may be granted after the tenth anniversary of February 22, 2023.

(g)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (1) no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (2) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of material revisions to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(g) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.
(h)Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters. All modifications and/or sub-plans adopted by the Administrator shall be deemed to be part of the Plan, but each modification and/or sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any materials pertaining to the modification and/or sub-plan to Participants in any jurisdiction which is not the subject of such modification and/or sub-plan.
(i)Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Administrator, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Accordingly, the terms of this Plan shall be interpreted as necessary to provide payments that comply with (or are exempt from) the requirements of Section 409A. As an example, and without limiting the scope of the foregoing, to the extent that an Award provides for the deferral of compensation and is subject to (and not exempt from) Section 409A and the Award provides payment upon a Change in Control Event or provides for a different time and form of payment in connection with terminations following a Change in Control Event, a Change in Control Event shall in the context of such payment provisions mean an event that both (1) is described as a Change in Control Event and (2) is described in Code Section 409A(a)(2)(A)(v). Except as otherwise provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with the Participant’s employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that the Participant is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Administrator.
(j)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument the Participant executes in the Participant’s capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.
(k)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.